Exhibit 99.1


      Porter Bancorp, Inc. Announces First Quarter 2007 Results


    LOUISVILLE, Ky.--(BUSINESS WIRE)--April 26, 2007--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, with offices in Louisville, Shepherdsville, Glasgow, Bowling Green and throughout central Kentucky, today reported results for the first quarter ended March 31, 2007. The Company reported net income for the first quarter of 2007 of $3.6 million, or $0.47 per share, compared with $3.4 million, or $0.54 per share, for the first quarter of 2006.

    Highlights

    -- Net income increased 5.8% to $3.6 million for the first quarter of 2007 compared with $3.4 million for the first quarter of 2006.

    -- Total assets increased 14.1% to $1.12 billion since the first quarter of 2006.

    -- Loans grew 14.7% to $926.7 million compared with the first quarter of 2006.

    --  Deposits grew 10.8% since the first quarter of 2006. The
        Bank's core customer non-interest bearing deposit accounts increased from $59.8 million to $65.5 million, or 9.5%, during the quarter.

    -- The efficiency ratio for the first quarter of 2007 improved to 45.4% from 48.1% in the first quarter of 2006.

    -- We expanded our presence to Bowling Green, Kentucky by opening a loan production office during March 2007 and recruiting an experienced lending and product team with an established customer base.

    "Loan growth accelerated in the first quarter with an 8.5% increase in our loan portfolio from year end," stated Maria L. Bouvette, President and CEO of Porter Bancorp, Inc. "We benefited from increased demand across our markets and expect our new loan production office in Bowling Green to contribute to further loan growth in 2007. During the first quarter, we implemented our deposit growth initiatives, which we believe contributed to our 9.5% increase in core customer non-interest bearing deposits during the first quarter. We believe the new deposit growth initiatives will be an important part in funding future loan growth and improving margins in the future."

    Net Interest Income

    Net interest income was $9.7 million for the three months ended March 31, 2007, an increase of $700,000, or 7.7%, compared with $9.0 million for the same period in 2006. This increase was attributable to the growth in our loan portfolio, partially offset by the reduction in net interest margin reflecting the effect of a flat yield curve.

    Net interest margin for the first quarter of 2007 remained strong at 3.92% compared with 3.95% for the first quarter of 2006. On a linked quarter basis, net interest margin increased 2 basis points over our margin of 3.90% in the fourth quarter of 2006. We believe that our asset/liability management strategies have us well positioned in this flattened yield curve environment and should serve us well should the Federal Reserve raise or lower short-term interest rates.

    Non-Interest Income

    Non-interest income was $1.2 million in the first quarter of 2007 compared with $1.4 million in the first quarter of 2006. The decrease in non-interest income was primarily attributable to decreased gains on the sale of government guaranteed loans. Government guaranteed loan sales are cyclical in nature and require significant lead times. We also experienced a decrease in service charges on deposit accounts. This decrease was a result of changes in product fee structures that the Company believes will make certain products more competitive, thereby increasing product sales over time.

    Non-Interest Expense

    Non-interest expense decreased $54,000, or 1.1%, in the first quarter of 2007 compared with the first quarter of 2006. The decrease in non-interest expense was primarily attributable to reduced occupancy, equipment, and communications expenses, and was partially offset by slight increases in salaries and employee benefits. Our diligent focus on expense control resulted in an improved efficiency ratio of 45.4% for the first quarter of 2007 compared with 48.1% for the first quarter of 2006. Our efficiency ratio could increase modestly in future quarters as we make investments to grow into new markets.

    Balance Sheet Review

    Total assets increased 6.5% to $1.12 billion at March 31, 2007, from $1.05 billion at December 31, 2006. The Company's loan portfolio increased 8.5% to $926.7 million from $854.4 million at December 31, 2006, primarily due to in-house loan origination efforts of our lending staff. Deposits at March 31, 2007, increased 4.1% to $897.5 million from $861.9 million at December 31, 2006, primarily due to an increase in both time deposits and transactional accounts from promotional efforts throughout the period. The core customer non-interest bearing deposit account growth of $5.7 million during the quarter is attributable to our new deposit growth focus which includes new incentives for our employees and product improvements.

    Total assets increased $68.7 million during the quarter. Net loans increased $72.0 million and cash, federal funds sold and interest bearing deposits decreased $5.7 million. Asset growth was funded by growth in money market deposit accounts of $18.2 million, certificates of deposit accounts of $16.3 million, and Federal Home Loan Bank advances of $29.4 million.

    Asset Quality

    Nonperforming loans at March 31, 2007, were $8.3 million, or 0.89% of total loans, compared with $8.6 million, or 1.06% of total loans at March 31, 2006, and $8.9 million, or 1.05% of total loans at December 31, 2006. The decrease of $678,000 in nonperforming loans from December 31, 2006 to March 31, 2007, is primarily attributable to our collection efforts via foreclosure and collateral repossession.

    Foreclosed properties at March 31, 2007, were $2.7 million compared with $1.9 million at March 31, 2006, and $2.4 million at December 31, 2006. The increase in foreclosed properties reflects the normal progression of troubled loans through workout, collateral repossession, and ultimate disposition. We value foreclosed properties at fair or net recoverable value when acquired and expect to liquidate these properties to recover our investment in the due course of business.

    Our loan loss reserve as a percentage of total loans at March 31, 2007, decreased to 1.43% from 1.56% at March 31, 2006, and 1.50% at
December 31, 2006. Provision for loan losses increased $249,000 to $625,000 for the first quarter of 2007 compared with the first quarter of 2006 and $249,000 compared with the fourth quarter of 2006. The loan loss provision for the first quarter of 2007 was unusually large due to the outstanding growth in the loan portfolio requiring a larger than usual provision to remain consistent with historical experience. Net loan charge-offs for the first quarter of 2007 were $246,000, or 0.03% of total loans, compared with $6,000, or 0.001% for the first quarter of 2006, and $199,000, or .02% for the fourth quarter of 2006. We assess the adequacy of our loan loss reserve each quarter and make the appropriate provision for loan losses based on that assessment.

    Forward-Looking Statements

    Statements in this press release relating to Porter Bancorp's plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations. Porter Bancorp's actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company's Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

    Additional Information

    Unaudited supplemental financial information for the first quarter ending March 31, 2007 follows.



PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

                                      Three       Three       Three
                                     Months      Months      Months
                                      Ended       Ended       Ended
                                    3/31/07     12/31/06    3/31/06
                                   ----------- ----------- -----------

Income Statement Data
Interest income                    $   20,054  $   19,365  $   16,987
Interest expense                       10,310       9,857       7,943
                                   ----------- ----------- -----------

Net interest income                     9,744       9,508       9,044
Provision for loan losses                 625         376         376

Service charges on deposit accounts       535         574         665
Gains on sales of government
 guaranteed loans, net                      -           -          99
Gains on sales of loans originated
 for sale, net                              -           -         111
Gains on sales of other assets, net         6         (28 )        18
Other                                     635         637         473
                                   ----------- ----------- -----------

Non-interest income                     1,176       1,183       1,366

Salaries & employee benefits            2,935       2,798       2,837
Occupancy and equipment                   565         502         688
Franchise tax                             325         267         273
Communications expense                    110         107         146
Advertising                               139         178         129
Write-off of unamortized debt issue
 costs                                      -         280           -
Other                                     882         713         937
                                   ----------- ----------- -----------

Non-interest expense                    4,956       4,845       5,010

Income before income taxes              5,339       5,470       5,024
Income tax expense                      1,738       1,773       1,621
                                   ----------- ----------- -----------

Net income                         $    3,601  $    3,697  $    3,403
                                   =========== =========== ===========


Weighted average shares (basic &
 diluted)                           7,582,819   7,582,447   6,332,447

Basic and diluted earnings per
 share                             $     0.47  $     0.48  $     0.54
Cash dividends declared per share  $     0.20  $     0.20  $     0.20




PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

                                       Three       Three      Three
                                      Months      Months      Months
                                       Ended       Ended      Ended
                                     3/31/07     12/31/06    3/31/06
                                    ----------- ----------- ----------

Average Balance Sheet Data
Assets                              $1,066,894  $1,024,526  $ 987,381
Loans                                  891,591     835,265    797,919
Earning assets                       1,016,964     974,539    938,684
Deposits                               875,568     830,746    810,056
Long-term debt and advances             72,853      79,514     82,242
Interest bearing liabilities           881,771     847,865    841,488
Stockholders' equity                   110,235     105,633     73,541


Performance Ratios
Return on average assets                  1.37%       1.43%      1.40%
Return on average equity                 13.25       13.89      18.77
Yield on average earning assets (tax
 equivalent)                              8.03        7.92       7.38
Cost of interest bearing liabilities      4.74        4.61       3.83
Net interest margin (tax equivalent)      3.92        3.90       3.95
Efficiency ratio                         45.38       45.32      48.13

Loan Charge-off Data
Loans charged-off                   $     (314) $     (262) $     (77)
Recoveries                                  68          63         71
                                    ----------- ----------- ----------

Net charge-offs                     $     (246) $     (199) $      (6)




PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

                                      As of       As of       As of
                                    3/31/07     12/31/06    3/31/06
                                   ----------- ----------- -----------

Assets
Loans                              $  926,747  $  854,367  $  807,736
Loan loss reserve                     (13,211)    (12,832)    (12,567)
                                   ----------- ----------- -----------

Net loans                             913,536     841,535     795,169
Securities available for sale          97,463      95,090     100,419
Federal funds sold & interest
 bearing deposits                       6,042      40,957      13,084
Cash and due from financial
 institutions                          44,553      15,306      15,792
Premises and equipment                 13,808      13,774      14,254
Goodwill                               12,881      12,881      12,881
Accrued interest receivable and
 other assets                          31,462      31,463      29,632
                                   ----------- ----------- -----------

Total Assets                       $1,119,745  $1,051,006  $  981,231
                                   =========== =========== ===========


Liabilities and Equity
Certificates of deposit            $  673,017  $  656,691  $  637,173
Interest checking                      49,600      50,840      52,277
Money market                           79,823      61,666      32,722
Savings                                25,041      23,479      22,843
                                   ----------- ----------- -----------

Total interest bearing deposits       827,481     792,676     745,015
Demand deposits                        69,998      69,180      64,949
                                   ----------- ----------- -----------

Total deposits                        897,479     861,856     809,964
Federal funds purchased &
 repurchase agreements                  1,473       1,134       1,549
Notes payable                               -           -       9,600
FHLB advances                          77,007      47,562      53,569
Junior subordinated debentures         25,000      25,000      25,000
Accrued interest payable and other
 liabilities                            8,227       7,108       7,581
                                   ----------- ----------- -----------

Total liabilities                   1,009,186     942,660     907,263
Stockholders' equity                  110,559     108,346      73,968
                                   ----------- ----------- -----------

Total Liabilities and
 Stockholders' Equity              $1,119,745  $1,051,006  $  981,231
                                   =========== =========== ===========


Ending shares outstanding           7,621,647   7,622,447   6,372,047
Book value per share               $    14.51  $    14.21  $    11.61
Tangible book value per share           12.73       12.45        9.60

Asset Quality Data
Loan 90 days or more past due
 still on accrual                  $      769  $    2,010  $    2,728
Non-accrual loans                       7,493       6,930       5,874
                                   ----------- ----------- -----------

Total non-performing loans              8,262       8,940       8,602
Real estate acquired through
 foreclosures                           2,702       2,415       1,926
Other repossessed assets                    9           9           1
                                   ----------- ----------- -----------

Total non-performing assets        $   10,973  $   11,364  $   10,529
                                   =========== =========== ===========

Non-performing loans to total
 loans                                   0.89%       1.05%       1.06%
Non-performing assets to total
 loans                                   1.18        1.33        1.30
Allowance for loan losses to non-
 performing loans                      159.90      143.53      146.09
Allowance for loan losses to total
 loans                                   1.43        1.50        1.56

Risk-based Capital Ratios
Tier I leverage ratio                   11.58%      11.86%       8.83%
Tier I risk-based capital ratio         13.42       14.32       10.89
Total risk-based capital ratio          14.67       15.57       12.16
FTE employees                             221         218         221


    PBIB-F

    PBIB-G


    CONTACT: Porter Bancorp, Inc.
             Maria L. Bouvette, President and CEO, 502-499-4800